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                                                                    Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report, which includes an explanatory paragraph pertaining to accounting changes, dated March 11, 1996 on our audits of the consolidated financial statements and financial statement schedule of Service Corporation International as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, which report is included in the Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the reference to our firm under the caption "Experts."



COOPERS & LYBRAND L.L.P.

Houston, Texas
August 26, 1996